EXHIBIT 10.5

NINTH AMENDMENT TO TRUST AGREEMENT BETWEEN
FIDELITY MANAGEMENT TRUST COMPANY AND
ZIONS BANCORPORATION

    THIS NINTH AMENDMENT, effective as of October 1, 2019, unless otherwise stated herein, by and between Fidelity Management Trust Company (the “Trustee”) and Zions Bancorporation, N.A. (the “Sponsor”);

WITNESSETH:

    WHEREAS, the Trustee and the Sponsor heretofore entered into a Trust Agreement dated July 3, 2006 (the “Agreement”), with regard to the Zions Bancorporation Payshelter 401(k) and Employee Stock Ownership Plan (the “Plan”); and

    WHEREAS, the Trustee and the Sponsor now desire to amend the Agreement as provided for in Section 13 thereof;

NOW THEREFORE, in consideration of the above premises, the Trustee and the Sponsor hereby amend the Agreement by:

(1)Amending Section 7, Compensation and Expenses, by replacing the first paragraph in its entirety with the following:

    Sponsor shall cause the Plan to pay or shall itself pay to Trustee, within thirty (30) days of receipt of the Trustee’s bill, the fees for services in accordance with Schedule B. Fees for services are specifically outlined in Schedule B and are based on all of the assumptions identified therein. The Trustee shall maintain its fees for five years beginning October 1, 2019; provided, however, in the event the Plan characteristics referenced in the assumptions outlined in Schedule B change significantly by either falling below or exceeding current or projected levels, such fees may be subject to revision, upon mutual renegotiation. To reflect increased operating costs, Trustee may once each calendar year, but not prior to October 1, 2024, amend Schedule B without the Sponsor’s consent upon one hundred eighty (180) days prior notice to the Sponsor.

(2)Amending Schedule “B”, Fee Schedule, to restate the “Core Fees” section, in its entirety, as follows:

Core Fees	Annual Administration
This annual fee is prorated and billed quarterly. The annual fee applies to any record with a balance greater than zero ($0) in the plan at the end of the quarter.	$48 per participant

(3)    Amending Schedule “B”, Fee Schedule, to replace the last paragraph of the “Investment Assumptions” section with the following:

Fidelity shall maintain its fees for Defined Contribution for a period of five years beginning October 1, 2019. However, in the event Fidelity demonstrates that any or all of the assumptions outlined in this document have changed by more than ten percent (10%) or are materially inaccurate, such fees are subject to renegotiation.

IN WITNESS WHEREOF, the Trustee and the Sponsor have caused this Ninth Amendment to be executed by their duly authorized officers effective as of the day and year first above written. By signing below, the undersigned represent that they are authorized to execute this document on behalf of the respective parties. Notwithstanding any contradictory provision of the agreement that this document amends, each party may rely without duty of inquiry on the foregoing representation.

ZIONS BANCORPORATION, N.A.    FIDELITY MANAGEMENT TRUST
    COMPANY

By: __/s/ Scott A. Law____________07/31/2019_     By:__/s/ Mona Steinberg____________08/01/2019_
Authorized Signatory Date        FMTC Authorized Signatory Date
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